Exhibit 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated September 11, 2003 relating to the financial statements and financial statement schedules of Solomon Technologies, Inc., which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.


/s/ Radin, Glass & Co., LLP
New York, New York
September 17, 2003